Exhibit 99.1
FOR IMMEDIATE RELEASE	CONTACT: Warren Spector Tel 847 884 1877 Fax 847 755 3045 Email wspector@barringtontv.com

BARRINGTON REPORTS THIRD QUARTER OPERATING RESULTS

Hoffman Estates, IL, November 9, 2007– Barrington Broadcasting Group LLC (“Barrington”) announced today its financial results for the three months ended September 30, 2007 and for the nine months ended September 30, 2007.

Barrington’s consolidated financial results for the three months and nine months ended September 30, 2007 are presented below.  The financial results for the comparative prior year periods are presented on a pro forma basis as if all acquisitions completed in 2006 were completed on January 1, 2006.  Highlights are as follows:
●
Gross revenues for the quarter ended September 30, 2007 decreased 4.2 % to $31.7 million from $33.1 million for the quarter ended September 30, 2006. The decrease was primarily due to decreases in political revenues as well as national revenues. Political revenues decreased $3.1 million to $0.2 million and national revenues decreased 3.2%, or $0.3 million, to $9.2 million for the quarter ended September 30, 2007. Local revenues increased $1.9 million, or 10.7%, to $19.7 million.

●	Net revenues (gross revenues less agency commissions and other direct costs) for the quarter ended September 30, 2007 decreased 3.8% to $27.1 million from $28.2 million for the quarter ended September 30, 2006.

●	Operating expenses for the quarter ended September 30, 2007, not including depreciation and amortization, increased 0.3%, to $20.6 million from $20.5 million for the quarter ended September 30, 2006.

●	Broadcast Cash Flow (as defined herein) for the quarter ended September 30, 2007 decreased 7.7% to $7.8 million from $8.5 million for the quarter ended September 30, 2006.

●
Gross revenues for the nine months ended September 30, 2007 decreased 3.0% to $96.2 million from $99.2 million for the nine months ended September 30, 2006. The decrease was primarily due to decreases in political revenues as well as national revenues. Political revenues decreased $5.1 million to $0.6 million and national revenues decreased 5.9%, or $1.8 million, to $28.5 million for the nine months ended September 30, 2007. Local revenues increased $4.0 million, or 7.2%, to $60.0 million.

●
Net revenues (gross revenues less agency commissions and other direct costs) for the nine months ended September 30, 2007 decreased 2.9% to $82.2 million from $84.7 million for the nine months ended September 30, 2006.

●
Operating expenses for the nine months ended September 30, 2007, not including depreciation and amortization, decreased 0.7%, to $61.1 million from $61.6 million for the nine months ended September 30, 2006.

●	Broadcast Cash Flow for the nine months ended September 30, 2007 decreased 4.4% to $25.1 million from $26.3 million for the nine months ended September 30, 2006.

For more information regarding this financial information, including certain adjustments and assumptions, and a definition of Broadcast Cash Flow, see the attachments to this press release.
Barrington’s actual consolidated financial results for the quarter and nine months ended September 30, 2007 compared to Barrington’s actual consolidated financial results for the three months and nine months ended September 30, 2006, which 2006 results do not include substantially all stations acquired in 2006, are presented below.  Highlights include:
●
Net revenues for the quarter ended September 30, 2007 increased to $27.1 million from $20.6 million for the quarter ended September 30, 2006. Operating expenses, not including depreciation and amortization, increased to $20.6 million from $14.7 million for the third quarter of 2006. The increases were primarily due to the stations acquired from Raycom Media, Inc. which were only included in third quarter 2006 results from the August 11, 2006 acquisition date.

●
Net revenues for the nine months ended September 30, 2007 increased to $82.2 million from $39.8 million for the nine months ended September 30, 2006. Operating expenses, not including depreciation and amortization, increased to $61.1 million from $29.2 million for the nine months ended September 30, 2006. The increases were primarily due to the stations acquired from Raycom Media, Inc. in August 2006. The results of those stations were only included in the results for the nine months ended September 30, 2006 from the August 11, 2006 acquisition date.

K. James Yager, Chief Executive Officer, commented that “while we are encouraged by our growth in local revenues in the third quarter, national spot revenues continue to be unreliable in certain of our markets.”

Conference Call

As previously announced, Barrington will host a conference call to discuss its second quarter results at 11:00 AM (EST) on Monday, November 12, 2007.  The dial-in information for the earnings call is as follows: 1-800-366-3964.  A telephonic replay of the earnings call will be available beginning on November 12, 2007 at 1:00 PM (EST) and remain available for 30 days. To access the replay, please dial: 800-405-2236 (for domestic callers), or 303-590-3000 (for international callers), and enter access code 11101548#.

During the conference call, representatives of Barrington may discuss and answer one or more questions concerning Barrington's business and financial matters. The responses to these questions, as well as other matters discussed during the call, may contain information that has not been previously disclosed.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Barrington’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Broadcast Cash Flow, EBITDA and Adjusted EBITDA (each as defined in the attachments to this press release) are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation from or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.   Broadcast Cash Flow, EBITDA and Adjusted EBITDA, as used herein, are not necessarily comparable to similarly titled measures of other companies.  For definitions of and additional information regarding Broadcast Cash Flow, EBITDA and Adjusted EBITDA and a reconciliation of such measures to the most comparable measures calculated in accordance with GAAP, please see the attachments to this press release.

Broadcast Cash Flow, EBITDA and Adjusted EBITDA are measures commonly used by financial analysts in evaluating performance of companies, including broadcast companies.  Accordingly, Barrington believes that Broadcast Cash Flow, EBITDA and Adjusted EBITDA may be useful in assessing Barrington’s operating performance and its ability to meet its debt service requirements.  Barrington also believes that these measures allow a standardized comparison between companies in the broadcast industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

About Barrington

Barrington was formed in 2003 to acquire and operate television stations in smaller markets across the United States.  Barrington currently owns and operates twenty network affiliated television stations and operates a twenty first station under a local marketing agreement.  Barrington is owned and controlled by Pilot Group LP, with management as its partner. Pilot Group LP is a non-traditional private investment firm founded in 2003 by a group of operating executives who actively help its management partners achieve their goals.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.  Such factors include those risks described from time to time in Barrington’s filing with Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  Barrington does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.  Barrington’s results for the quarter ended September 30, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for such period.

For further information, contact:

Warren Spector
Chief Financial Officer
Barrington Broadcasting Group LLC
Barrington Broadcasting Capital Corporation
Tel           847 884 1877
Fax           847 755 3045
Email       wspector@barringtontv.com

Barrington Broadcasting
Financial Information
Quarter and Year to Date Ended September 30, 2007 and September 30, 2006

	Three Months Ended		Nine Months Ended
	Pro forma(1)	("Unaudited")	Pro forma(1)	("Unaudited")
(Dollars in thousands)	9/30/2006	9/30/2007	9/30/2006	9/30/2007

Statement of Operations Data:
Net revenue	$28,192	$27,111	$84,671	82,182
Expenses:
Operating(2)	19,372	19,428	57,970	57,517
Depreciation and amortization	9,309	6,902	24,233	22,234
Corporate	1,124	1,124	3,581	3,581

Total Operating Expenses	29,805	27,454	85,784	83,332

Income (loss) from operations	(1,613)	(343)	(1,113)	(1,150)
Total net interest expense	6,495	6,742	20,007	19,921
Loss before income taxes	(8,108)	(7,085)	(21,120)	(21,071)
Income tax expense (benefit)(3)	63	97	163	(132)
Net loss	$(8,171)	$(7,182)	(21,283)	(20,939)

Balance Sheet Data:
Cash and cash equivalents				$2,120
Total long-term debt, including current portions(4)				$277,951

(1) Pro forma consolidated financial data is based on Barrington's historical unaudited consolidated financial results for the third quarter of 2006 adjusted to give effect to the following events as if each had occurred on January 1, 2006: (i) Barrington's acquisition of WPDE and a local marketing agreement for WWMB in February 2006; (ii) Barrington's acquisition of substantially all the assets of twelve stations owned by Raycom Media, Inc. and certain of its subsidiaries; (iii) Barrington Broadcasting and Barrington Capital Corporation's offering of $125.0 million aggregate principal amount of their 10½ % Senior Subordinated Notes due 2014; (iv) the repayment of Barrington's old credit facilities; (v) borrowings under Barrington's new credit facility; (vi) Barrington's guarantees of SagamoreHill of Carolina, LLC's and SagamoreHill of Carolina Licenses, LLC's term loan; (vii) a $60.5 million capital contribution by Barrington's equity sponsor and (viii) the payment of fees and expenses related to the foregoing.

(2) Includes selling, technical, programming (including amortization of program broadcast rights), general and administrative expenses.  Also includes the net operating expenses in connection with Barrington's investment in joint ventures.

(3) Since Barrington is a limited liability company, federal taxes are passed through to its members and as such no provision has been made for federal income taxes.  Income tax expense includes various state tax liabilities.

(4) Includes Barrington's guarantees of indebtedness of SagamoreHill of Carolina, LLC and SagamoreHill of Carolina Licenses, LLC.

Barrington Broadcasting
Financial Information
Quarter and Year to Date Ended September 30, 2007 and September 30, 2006

	Three Months Ended		Nine Months Ended
	Pro forma(1)	("Unaudited")	Pro forma(1)	("Unaudited")
(Dollars in thousands)	9/30/06	9/30/07	9/30/06	9/30/07

Reconciliation of EBITDA:

Net (loss)	$(8,171)	$(7,182)	(21,283)	(20,939)
Total net interest expense	6,495	6,742	20,007	19,921
Income tax expense(benefit)(3)	63	97	163	(132)
Depreciation and amortization	9,309	6,902	24,233	22,234
EBITDA(5)	$7,696	$6,559	23,120	21,084

(5) EBITDA is defined as net income (loss) before provision (benefit) for income taxes, interest expense, depreciation and amortization (excluding amortization of program rights and network revenues).  EBITDA is a measure commonly used by financial analysts in evaluating operating performance of companies.  Accordingly, management believes that EBIDTA may be useful in assessing our operating performance and our ability to meet our debt service requirements.

	Three Months Ended		Nine Months Ended
	Pro forma(1)	("Unaudited")	Pro forma(1)	("Unaudited")
(Dollars in thousands)	9/30/06	9/30/07	9/30/06	9/30/07

Reconciliation of Adjusted EBITDA:

EBITDA	$7,696	$6,559	$23,120	$21,084
Amortization of program broadcast rights	1,288	1,305	3,787	3,771
Program broadcast rights payments	(1,621)	(1,191)	(4,247)	(3,519)
Amortization of network revenues(6)	(130)	(235)	(386)	(660)
Cash payments from networks	119	258	448	886
Adjusted EBITDA(7)	$7,352	$6,696	$22,722	$21,562

(6) Represents revenues from networks which were deferred and amortized over the length of the respective network affiliation agreements.
(7) Adjusted EBITDA is defined as EBITDA before the provision for amortization of program and broadcast rights, network revenues, other non-cash charges, gains or losses on dispositions of assets and other non-recurring items and after program broadcast rights payments and payments from networks.  Certain financial covenants in Barrington's facility contain ratios based on Adjusted EBITDA and the restricted payment and debt incurrence covenants in the indenture governing Barrington's senior subordinated notes are based on Adjusted EBITDA.  In addition, management believes that Adjusted EBITDA may be useful in assessing our operating performance and our ability to meet our debt service requirements because Adjusted EBITDA, as opposed to EBITDA, more accurately reflects our operating performance as it takes into account industry specific adjustments such as amortization of program broadcast rights, program broadcast rights payments, amortization of network revenues, cash payments from networks, as well as gains and losses on dispositions of assets and other non-recurring items.

Barrington Broadcasting
Financial Information
Quarter and Year to Date Ended September 30, 2007 and September 30, 2006

	Three Months Ended		Nine Months Ended
	Pro forma(1)	("Unaudited")	Pro forma(1)	("Unaudited")
(Dollars in thousands)	9/30/06	9/30/07	9/30/06	9/30/07

Reconciliation of Broadcast Cash Flow:

Adjusted EBITDA	$7,352	$6,696	22,722	21,562
Corporate overhead costs	1,124	1,124	3,581	3,581
Broadcast Cash Flow(8)	$8,476	$7,820	26,303	25,143

(8) Broadcast Cash Flow is defined as Adjusted EBITDA before provision for corporate overhead costs.  Broadcast Cash Flow is a measure commonly used by financial analysts in evaluating operating performance of broadcast companies.  Accordingly, management believes that Broadcast Cash Flow may be useful in assessing our operating performance and our ability to meet our debt service requirements.